As filed with the Securities and Exchange Commission on August 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	700 Quince Orchard Road Gaithersburg, Maryland 20878	22-2816046
(State of incorporation)	(Address of principal executive offices)	(I.R.S. Employer Identification No.)

Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan

Novavax, Inc. Amended and Restated 2013 Employee Stock Purchase Plan

(Full Title of the Plan)

MARK J. CASEY

Executive Vice President, Chief Legal Officer & Corporate Secretary

Novavax, Inc.

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(240) 268-2000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

PAUL M. KINSELLA

TARA FISHER

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers 1,810,264 additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Novavax, Inc. (the “Registrant”) that may be issued and sold pursuant to the Registrant’s Amended and Restated 2013 Employee Stock Purchase Plan, as amended (the “2013 Plan”) and 6,500,000 additional shares of Common Stock that may be issued pursuant to awards under the Registrant’s Amended and Restated 2015 Stock Incentive Plan, as amended (the “2015 Plan”). This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities of the same class, and, pursuant to such instruction, the contents of the Registration Statement on Form S-8 (File No. 333-190599) filed with the Securities and Exchange Commission on August 13, 2013, the contents of the Registration Statement on Form S-8 (File No. 333-206354) filed with the Securities and Exchange Commission on August 13, 2015, the contents of the Registration Statement on Form S-8 (File No. 333-213069) filed with the Securities and Exchange Commission on August 11, 2016, the contents of the Registration Statement on Form S-8 (File No. 333-219829) filed with the Securities and Exchange Commission on August 9, 2017, the contents of the Registration Statement on Form S-8 (File No. 333-226498) filed with the Securities and Exchange Commission on August 1, 2018, the contents of the Registration Statement on Form S-8 (File No. 333-233133) filed with the Securities and Exchange Commission on August 8, 2019, the contents of the Registration Statement on Form S-8 (File No. 333-243758) filed with the Securities and Exchange Commission on August 10, 2020, the contents of the Registration Statement on Form S-8 (File No. 333-258517) filed with the Securities and Exchange Commission on August 5, 2021, the contents of the Registration Statement on Form S-8 (File No. 333-266681) filed with the Securities and Exchange Commission on August 9, 2022, and the contents of the Registration Statement on Form S-8 (File No. 333-273791) filed with the Securities and Exchange Commission on August 8, 2023, are each incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Registrant’s 2013 Plan and 2015 Plan, as applicable, as required by Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement on Form S-8:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 10, 2024, and for the fiscal quarter ended June 30, 2024, filed on August 8, 2024;

3.	The Registrant’s Current Reports on Form 8-K filed on January 31, 2024, February 22, 2024, March 26, 2024, April 26, 2024, May 13, 2024, May 23, 2024, June 6, 2024 (Item 8.01 only) and June 14, 2024 (except for portions of such reports which were furnished and not filed);

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 29, 2024, as amended by Amendment No. 1 to the Registrant's Definitive Proxy Statement on Schedule 14A, filed on June 5, 2024; and

5.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 0-26770 on Form 10 filed on September 14, 1995 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by any amendment or report filed for the purpose of updating such description, including the description of the Registrant’s Common Stock contained in Exhibit 4.4 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024.

All documents filed after the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all shares of Novavax, Inc.’s common stock offered hereunder have been sold or which deregisters all shares of Novavax, Inc. common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation (as amended) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s second amended and restated certificate of incorporation (as amended) provides that it will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s second amended and restated certificate of incorporation (as amended) also provides that it will indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors and certain of its officers, in addition to the indemnification provided for in its second amended and restated certificate of incorporation (as amended), and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

INDEX OF EXHIBITS

Exhibit
Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015)
4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 9, 2019)
4.3	Certificate of Designation of Series A Convertible Preferred Stock of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2020)
4.4	Amended and Restated By-Laws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 26, 2024)
5.1*	Opinion of Ropes & Gray LLP
10.1	Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan (Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed on April 29, 2024, in connection with the Annual Meeting held on June 13, 2024)
10.2	Novavax, Inc. Amended and Restated 2013 Employee Stock Purchase Plan (Incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement filed on April 29, 2024, in connection with the Annual Meeting held on June 13, 2024)
23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney to file future amendments (included on the signature page of this Registration Statement)
107.1*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gaithersburg, state of Maryland on August 8, 2024.

NOVAVAX, INC.

By:	/s/ John C. Jacobs
John C. Jacobs
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John C. Jacobs, James P. Kelly and Mark J. Casey, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Novavax, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Jacobs	President and Chief Executive Officer	August 8, 2024
John C. Jacobs	and Director (Principal Executive Officer)

/s/ James P. Kelly	Executive Vice President, Chief Financial Officer	August 8, 2024
James P. Kelly	and Treasurer (Principal Financial and Accounting Officer)

/s/ James F. Young	Chairman of the Board of Directors	August 8, 2024
James F. Young

/s/ Gregg H. Alton	Director	August 8, 2024
Gregg H. Alton

/s/ Richard H. Douglas	Director	August 8, 2024
Richard H. Douglas

/s/ Rachel K. King	Director	August 8, 2024
Rachel K. King

/s/ Margaret G. McGlynn	Director	August 8, 2024
Margaret G. McGlynn

/s/ David M. Mott	Director	August 8, 2024
David M. Mott

/s/ Richard J. Rodgers	Director	August 8, 2024
Richard J. Rodgers